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                                                                   Exhibit 10.23



                                January 24, 2000

Jeff Anderson



Dear Jeff:

         This letter agreement (the "Agreement") entered into January 24, 2000 sets forth the terms and conditions of your employment with PurchasePro.com, Inc. (the "Company").

         In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

          1. EMPLOYMENT. Commencing as of January 24, 2000, you will serve as Senior Vice President of Strategic Development for PurchasePro.com, Inc. You will be given such duties, responsibilities and authority as are appropriate to such position. Throughout the term of your employment, you shall devote substantially all of your business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities, subject to the overall supervision of the company's Executive Vice President of Strategic Development, Geoff Layne.

          2. TERM. The term of this Agreement will commence on your start of employment date, and shall continue for two (2) years thereafter. During the term of this Agreement, your employment with the Company will be "at-will." Either you or the Company can terminate your employment at any time and for any reason, with or without cause and with or without notice, in each case subject to the terms and provisions of paragraph 7 below.

          3. SALARY. For your services to the Company, you will be paid a base salary, payable in accordance with the Company's usual payroll practices during your employment, at an annualized rate of $165,000.00 per year which shall be reviewed annually for increase.

          4. BONUS. During the term of this Agreement, you will be eligible for a bonus in an amount to be determined by the Company in its sole discretion based on your performance reviews.


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          5.   EMPLOYEE BENEFIT PROGRAMS. During your employment, you will be entitled to participate in all Company employee benefit plans and compensation and perquisite programs made available to the Company's executives or salaried employees generally. This includes family health, dental and disability insurance consistent with the existing company policy. You will be entitled to four weeks of vacation per year, provided that you will not accrue unused vacation of more than five weeks. The corporation shall provide you with an automobile allowance of $1,000.00 per month and a cell phone allowance of $100.00 per month. The corporation shall pay the ordinary expenses for your commute to and from Texas and Las Vegas Nevada including reasonable air travel, parking and taxis. The company shall also pay other pre approved reasonable business expenses.

          6. Stock Options. The Corporation will provide you with the following options (Collectively, "Stock Options") to acquire shares of the Corporation's Class A Common Stock ("Shares")

On your start of employment date (Grant day) Stock Options to purchase one hundred seventy five thousand (175,000) Shares at a per share exercise price that is twenty seven and 50/100 dollars ($27.50) per share below the market price of the stock which shall be the average between the price at the open of business and price at the close of business on the January 19, 2000. (subject to SEC rules and restrictions imposed upon the officers and major shareholders of the Corporation). The Stock Options will be exercisable at any time during the ten (10) year period commencing on vesting of such Stock Options, as follows:
(i) Stock Options on ten thousand (10,000) shares vests immediately on grant day, (ii), Stock Options on sixty one thousand eight hundred seventy five (61,875) Shares shall vest six months after the grant date, (iii), Stock Options on sixty one thousand eight hundred seventy five (61,875) Shares shall vest one year after the grant date, (iv) Stock Options on forty one thousand two hundred fifty shares (41,250) shall vest two (2) years after the grant date. No vesting shall occur under this Section on or after the termination of your employment except in the event the company is sold or there is a change of control of the company or your employment is terminated without cause as referenced in Section 7(b) below or should you die or be permanently disabled per section 7(d) in which case you will be fully vested hereunder.

          7.   CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

          (a) FOR CAUSE. If the Company terminates your employment for Cause you will be entitled to any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 6 above through the date of termination, provided, however, you will not be entitled to any other compensation from the Company. "Cause" will exist in the event you engage in conduct constituting willful dishonesty, intentional fraud, or persistent gross negligence in each case in the performance of your duties to the Company that directly causes a substantial and actual economic loss that is material to the financial condition of the Company which is not cured within 30 days following notice from the Company. You have the right to appeal the decision of the management to the Board of Directors by written notice to the company within 10 days of termination. You have a right to be represented by counsel in your appeal.


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          (b)  OTHER THAN FOR CAUSE. If the Company terminates your employment for reasons other than Cause, you will be entitled to any unpaid salary, bonus and vacation due you pursuant to paragraphs 3, 4 and 6 above through the date of termination plus twelve (12) months of your base salary and bonus (assuming minimum annual bonus equals base salary) in effect at the date of your termination of employment. You will not be entitled to any other compensation from the Company. A Constructive Termination shall be treated as a termination for reasons other than for Cause. "Constructive Termination" will exist in the event you terminate your employment with the Company after the Company: (i) materially breaches this Agreement, which breach is not cured within 10 days following written notice from you; (ii) changes your title, working conditions or duties such that your powers are diminished, reduced or otherwise changed to include powers, duties, or working conditions which are not generally consistent with your title, continuing after written noticed and 10 days to cure; or (iii) involuntarily relocates your primary place of employment outside of the Dallas, Texas metropolitan area.

          (c) VOLUNTARY TERMINATION. If you terminate your employment with the Company of your own volition, such termination will have the same consequences as a termination for Cause under subparagraph (a) above.

          (d) DEATH OR DISABILITY. If your employment with the Company terminates as a result of your death or total and permanent disability, such termination will have the same consequences as a termination by the Company other than for Cause under subparagraph (b) above.

          (e) RELEASE OF CLAIMS. As a condition to the receipt of the payments described in this paragraph 7, you shall be required to execute a release of all claims arising out of your employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from the Company under any indemnification agreement with the Company, its certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

          (f) CONDITIONS TO RECEIPT OF PAYMENTS AND BENEFITS. In view of your position and access to proprietary information, as a condition to the receipt of payments described in this paragraph 7, you shall not, without the Company's written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company), within one year of your date of termination from the Company (i) engage in any activity which is in competition with the business, the products or services of the Company, (ii) solicit any of the Company's employees, consultants or customers, (iii) hire any of the Company's employees or consultants in an unlawful manner or actively encourage employees or consultants to leave the Company, or (iv) otherwise breach your proprietary information obligations. You agree to execute and comply with the form of proprietary information agreement adopted by the Company.

          8. ASSIGNABILITY; BINDING NATURE. This Agreement will be binding upon you and the Company and your respective successors, heirs, and assigns. This Agreement may not be


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assigned by you except for the following: (a) that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law, and (b) on or after the date this agreement is signed you may assign your rights to the stock options in paragraph 6 above, subject to the conditions of this Agreement, to any trust established by you or any trust established for your benefit. No rights or obligations of the Company under this Agreement may be assigned or transferred except by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the Company's obligations under this Agreement contractually or as a matter of law.

          9. GOVERNING LAW. This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Nevada (without regard to its choice of law provisions).

          10. ARBITRATION. The parties agree that any disputes arising out of or related to the Agreement shall be resolved by using the following procedures:

          (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance and the relief requested or proposed.

          (b) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved, the parties shall submit the dispute to non-binding mediation before a mediator to be jointly selected by the parties.

          (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by binding arbitration in Las Vegas, Nevada, before a single arbitrator knowledgeable of employment law under the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.

          (d) Arbitration shall be the exclusive final remedy for any dispute between the parties, and the parties agree that no dispute shall be submitted to arbitration where the party claiming to be aggrieved has not complied with the preliminary steps provided for above, provided however, that this Section 10 shall not be construed to eliminate or reduce any right the Company or the Executive may otherwise have to seek and obtain from a court a temporary restraining order or a preliminary or permanent injunction to enforce the restrictions of subparagraph 7(f) of this Agreement.

          11. WITHHOLDING. Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.


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          12.  ENTIRE AGREEMENT. This Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

          13. MISCELLANEOUS. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Chief Executive Officer or President of the Company in writing. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

                  Please indicate your acceptance and understanding of the terms of this Agreement by signing and dating below.

                                            Sincerely,
                                            PURCHASEPRO.COM, INC.


                                            By
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                                            Its
                                               ---------------------------------

ACKNOWLEDGED AND AGREED:


--------------------------------
Jeff Anderson